EXHIBIT 11











INDEPENDENT AUDITORS' CONSENT
We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement (No. 33-48605) of The 59 Wall Street Fund, Inc. on behalf of The 59 Wall Street U.S. Equity Fund and The 59 Wall Street Short/Intermediate Fixed Income Fund (two of the series constituting The 59 Wall Street Fund, Inc.) of our report dated December 12, 1995, appearing in the Annual Report to Shareholders for the year ended October 31, 1995, and to the reference to us under the heading "Financial Highlights," appearing in the Prospectus, which is a part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 28, 1996